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                                                              June 5, 1998

Bernard Chaus, Inc
1410 Broadway
New York, New York  10018

Ladies and Gentlemen:

                  On the date hereof, Bernard Chaus, Inc., a New York corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") relating to the reoffer and resale by the selling stockholder named in the Registration Statement of 1,375,137 shares (the "Shares") of common stock, par value $.01 per share, of the Company ("Common Stock"), that may be issued from time to time upon the exercise of options granted pursuant to the Bernard Chaus, Inc. 1998 Stock Option Plan (the "1998 Plan"). This opinion is an exhibit to the Registration Statement.

                  We have at times acted as counsel to the Company with respect to certain corporate and securities matters and, in such capacity, we are familiar with the various corporate and other proceedings taken by or on behalf of the Company with respect to the proposed reoffer and resale of the Shares as contemplated by the Registration Statement. However, we are not general counsel to the Company and would not ordinarily be familiar with or aware of matters relating to the Company unless they are brought to our attention by representatives of the Company. We have examined copies of the Company's Certificate of Incorporation, its by-laws as presently in effect, minutes of meetings of its directors, stockholders and committees and such other documents and instruments relating to the Company and the proposed offering of the Shares as we have deem necessary under the circumstances, in each case signed, certified or otherwise proven to our satisfaction to be genuine. In our examination of all such agreements, documents, certificates and instruments, we have assumed the genuineness of all signatures and the authenticity of all agreements, documents, certificates and instruments submitted to us as originals and the conformity with the originals of all agreements, instruments, documents and certificates submitted to us as copies. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

                  Based on the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares to be issued upon the exercise of options granted pursuant to the 1998 Plan have been duly authorized and (subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws), when issued in accordance with the terms of the 1998 Plan and any option

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Bernard Chaus, Inc.
June 5, 1998
Page 2

agreements executed pursuant thereto, will be legally and validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or "Blue Sky" laws of any state.

                  This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph, without our express written consent, and no party other than you is entitled to rely on it. This opinion is rendered to you as of the date hereof and we undertake no obligation to advise you of any change, whether legal or factual, after the date hereof.


                                                  Very truly yours,



                                    SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP


SFH&G, LLP:RAG:GA:AMF